EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO (727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP REPORTS SECOND QUARTER OPERATING RESULTS

●	5.2% Increase in Net Sales
●	86.7% Increase in Net Sales for Remote Staffing Solutions Segment
●	43.8% Increase in Earnings Per Share (Diluted)

SEMINOLE, Florida – July 25, 2013 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2013, sales were $30,854,000, compared with 2012 second quarter sales of $29,335,000. Net earnings were $1,438,000 or $0.23 per share (diluted), compared with earnings of $977,000 or $0.16 per share (diluted) in the 2012 second quarter.

For the six months ended June 30, 2013, sales were $61,839,000, compared with sales of $57,843,000 in the six months ended June 30, 2012. Net earnings for the six months ended June 30, 2013 were $2,667,000 or $0.43 per share (diluted), versus earnings of $1,304,000 or $0.21 per share (diluted) in the first six months of 2012.

Michael Benstock, chief executive officer, commented: “We are very pleased to report a 5.2% increase in net sales for the second quarter of this year. We reported gains in net sales in the quarter for both our Uniforms and Related Products segment and our Remote Staffing Solutions segment. We are especially pleased to report an increase of 43.8% in our earnings per share (diluted) from $.16 per share in the second quarter of 2012 to $0.23 per share in 2013. Our gross margins in our Uniforms and Related Products segment have returned to pre-cotton crisis levels at 35.3% in the current-year period as compared to 32.4% in the prior-year period. We expect this trend to continue throughout 2013.

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“We continue to reap the rewards of our significant investments in our staffing and infrastructure in our Remote Staffing Solutions segment over the past year. We are continuing to see accelerated growth in this segment with an increase of 86.7% in net sales of Remote Staffing Solutions in the second quarter of 2013 in comparison with the second quarter of 2012.

“As we previously reported, we completed the acquisition of substantially all of the assets of HPI Direct on July 1, 2013. While this transaction was completed on the first day of the third quarter, our second quarter operating results include approximately $230,000 in pre-tax expenses associated with this transaction. Our strong financial position has positioned us to be able to pursue acquisitions of this nature and to continue to make further investments in all of our operations in order to accelerate the growth of our business.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media®.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Forward-Looking Statements

This press release contains — forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in Superior’s business and anticipated changes and developments in its industry. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. Risk factors that could cause actual results to differ materially from those expressed or implied in Superior’s forward-looking statements are and will be discussed in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by Superior from time to time with the Securities and Exchange Commission. Any forward-looking statement made by Superior in this press release is based only on information currently available to Superior and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. Superior undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED JUNE 30,

(Unaudited)

	2013	2012

Net sales	$30,854,000	$29,335,000

Costs and expenses:
Cost of goods sold	19,676,000	19,673,000
Selling and administrative expenses	9,102,000	8,088,000
Interest expense	8,000	7,000
	28,786,000	27,768,000

Income before taxes on income	2,068,000	1,567,000
Income tax expense	630,000	590,000

Net income	$1,438,000	$977,000

Per Share Data:
Basic:
Net income	$0.23	$0.16

Diluted:
Net income	$0.23	$0.16

Cash dividends per common share	$0.00	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30,

(Unaudited)

	2013	2012

Net sales	$61,839,000	$57,843,000

Costs and expenses:
Cost of goods sold	39,348,000	38,719,000
Selling and administrative expenses	18,659,000	17,002,000
Interest expense	15,000	18,000
	58,022,000	55,739,000

Income before taxes on income	3,817,000	2,104,000
Income tax expense	1,150,000	800,000

Net income	$2,667,000	$1,304,000

Per Share Data:
Basic:
Net income	$0.44	$0.22

Diluted:
Net income	$0.43	$0.21

Cash dividends per common share	$0.00	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30,
(Unaudited)

ASSETS

	2013	2012

CURRENT ASSETS
Cash and cash equivalents	$10,953,000	$2,939,000
Accounts receivable - trade	17,210,000	16,944,000
Accounts receivable - other	3,170,000	2,917,000
Prepaid expenses and other current assets	3,186,000	2,066,000
Inventories	39,499,000	40,775,000

TOTAL CURRENT ASSETS	74,018,000	65,641,000

PROPERTY, PLANT AND EQUIPMENT, NET	9,050,000	8,389,000
OTHER INTANGIBLE ASSETS	486,000	2,268,000
DEFERRED INCOME TAXES	3,505,000	3,560,000
OTHER ASSETS	167,000	405,000

	$87,226,000	$80,263,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,936,000	$6,383,000
Other current liabilities	3,708,000	2,730,000

TOTAL CURRENT LIABILITIES	10,644,000	9,113,000

LONG-TERM DEBT	5,000,000	520,000
LONG-TERM PENSION LIABILITY	7,034,000	7,985,000
OTHER LONG-TERM LIABILITIES	700,000	770,000
DEFERRED INCOME TAXES	100,000	30,000
SHAREHOLDERS' EQUITY	63,748,000	61,845,000

	$87,226,000	$80,263,000

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